Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

For Immediate Release

Nanosphere, Inc. Announces Exercise of Over-Allotment and Closing of Common Stock Offering

Northbrook, Ill.—July 24, 2012—Nanosphere, Inc. (the “Company”) (Nasdaq:NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today announced the closing of its previously announced underwritten public offering of 12,075,000 shares of its common stock at a public offering price of $2.40 per share, including 1,575,000 shares of common stock issued pursuant to the underwriters’ exercise in full of their over-allotment option, resulting in gross proceeds of approximately $29.0 million. Piper Jaffray & Co. acted as the sole book-running manager and Roth Capital Partners acted as co-manager for the offering.

Net proceeds from the sale of the shares after underwriting discounts and commissions and other offering expenses are expected to be approximately $26.9 million. The Company plans to use the net proceeds from the offering for general corporate purposes and working capital.

The offering was made pursuant to a prospectus supplement to the Company’s prospectus, dated September 15, 2009, filed as part of the Company’s effective $100 million shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Copies of the final prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402 or by telephone at 800-747-3924 or by email at prospectus@pjc.com.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for detection of life threatening infections and cardiovascular diseases. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

Media

The Torrenzano Group

Ed Orgon, 212-681-1700

ed@torrenzano.com